Exhibit 99.1

Contact: Don Watson  602-631-7224

CSK Auto Corporation Announces Pricing of Senior Subordinated Note Offering

PHOENIX, AZ, January 9, 2004 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, announced today that CSK Auto, Inc. has priced its private placement of $225.0 million of senior subordinated notes. The senior subordinated notes will have a coupon of 7% and will mature on January 15, 2014. Due to strong demand from investors, the size of the offering was increased from $200.0 million to $225.0 million.

The note offering is part of a refinancing by CSK Auto, Inc. that includes the execution of an amended and restated senior credit facility, increasing borrowings by $75.0 million to $400.0 million, and the repurchase of its existing $280.0 million of 12% Senior Notes due 2006 pursuant to a tender offer commenced on December 16, 2003. CSK Auto, Inc. will use proceeds from the note offering, borrowings under the amended and restated credit facility and cash on hand to repurchase any of its Senior Notes tendered pursuant to the tender offer. As of today, approximately $265.0 million aggregate principal amount of the Senior Notes had been tendered. The tender offer expires on January 15, 2004.

All of the refinancing transactions, including the private placement of the senior subordinated notes, are expected to close on January 16, 2004.

The senior subordinated notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in the company’s performance is contained in the company’s filings with the Securities and Exchange Commission.

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